                                                                       Exhibit 1


                        COMMON STOCK PURCHASE AGREEMENT

                                    between

                           MICROFIELD GRAPHICS, INC.

                                      and

                                STEELCASE INC.

                                March 16, 1998

                               TABLE OF CONTENTS

                                                                           Page
1.   Purchase and Sale of Stock...........................................    1
     1.1   Sale and Issuance of Common Stock..............................    1
     1.2   Closing........................................................    1
     1.3   Further Covenants; Good Faith Negotiation......................    1

2.   Other Agreements.....................................................    1
     2.1   Voting Agreement...............................................    1
     2.2   Registration Rights Agreement..................................    2

3.   Representations and Warranties of the Company........................    2
     3.1   Organization, Good Standing and Qualification..................    2
     3.2   Authorization..................................................    2
     3.3   Capitalization.................................................    2
     3.4   Valid Issuance of Common Stock.................................    2
     3.5   Reservation of Warrant Shares..................................    3
     3.6   Absence of Conflicting Agreements; Consents....................    3
     3.7   Governmental Consents..........................................    3
     3.8   SEC and Other Reports..........................................    3
     3.9   Litigation.....................................................    3
     3.10  No Finders.....................................................    4
     3.11  Use of Proceeds................................................    4

4.   Representations and Warranties of Investor...........................    4
     4.1   Organization, Good Standing and Qualification..................    4
     4.2   Authorization..................................................    4
     4.3   Absence of Conflicting Agreements; Consents....................    4
     4.4   Litigation.....................................................    5
     4.5   Purchase Entirely for Own Account..............................    5
     4.6   Disclosure of Information......................................    5
     4.7   Investment Experience..........................................    5
     4.8   Accredited Investor............................................    5
     4.9   Restricted Securities..........................................    5
     4.10  Legends........................................................    6
     4.11  No Finders.....................................................    6

5.   Conditions of Investor's Obligations at Closing......................    6
     5.1   Representations and Warranties.................................    6
     5.2   Qualifications.................................................    6
     5.3   Proceedings and Documents......................................    7

     5.4   Board of Directors.............................................    7
     5.5   Voting Agreement...............................................    7
     5.6   Registration Rights Agreement..................................    7

6.   Conditions of the Company's Obligations at Closing...................    7
     6.1   Representations and Warranties.................................    7
     6.2   Qualifications.................................................    7
     6.3   Proceedings and Documents......................................    7
     6.4   Payment of Purchase Price......................................    8
     6.5   Voting Agreement...............................................    8
     6.6   Registration Rights Agreement..................................    8

7.   Miscellaneous........................................................    8
     7.1   Survival of Warranties.........................................    8
     7.2   Successors and Assigns.........................................    8
     7.3   Governing Law..................................................    8
     7.4   Counterparts...................................................    8
     7.5   Titles and Subtitles...........................................    8
     7.6   Notices........................................................    8
     7.7   Amendments and Waivers.........................................    9
     7.8   Severability...................................................    9
     7.9   Entire Agreement...............................................    9

Schedule 2 Executive Officers and Directors

EXHIBIT A  Stock Purchase Warrant
EXHIBIT B  Share Ownership, Voting and Right of First Refusal Agreement
EXHIBIT C  Registration Rights Agreement

                        COMMON STOCK PURCHASE AGREEMENT

     THIS COMMON STOCK PURCHASE AGREEMENT is made as of March 16, 1998, by and among Microfield Graphics, Inc. d/b/a SoftBoard, an Oregon corporation (the "Company"), and Steelcase Inc., a Michigan corporation ("Investor").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Purchase and Sale of Stock.

          1.1 Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to Investor at the Closing, 350,000 shares of the Company's Common Stock (the "Purchased Stock") and a warrant for the purchase of 260,000 shares of the Company's Common Stock (the "Warrant Shares") in the form attached as Exhibit A (the "Warrant") for an aggregate purchase price of $2,012,500.

          1.2 Closing. The purchase and sale of the Purchased Stock and Warrant shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, at 10:00 A.M. on March 19, 1998, or at such other time and place as the Company and Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to Investor a certificate representing the Purchased Stock and the Warrant against payment of the purchase price therefor by wire transfer.

          1.3 Further Covenants; Good Faith Negotiation. It is the parties' intention to enter into an agreement whereby the Company's product and technology will be incorporated into Investor's products, the terms and conditions of such agreement to be agreed upon by the parties. The Company and Investor both agree to use good faith efforts to negotiate and execute such an agreement.

      2.  Other Agreements.

          2.1 Voting Agreement. The Investor, the Company, and the executive officers and directors named in Schedule 2 shall enter into the Share Ownership, Voting and Right of First Refusal Agreement, in the form attached as Exhibit B (the "Voting Agreement"), that provides that (a) the signatories will vote for the election of specific nominees to the Company's Board of Directors, (b) the Investor will vote any additional shares of the Company's Common Stock acquired by the Investor in a certain manner, (c) the executive officers and management will agree to certain rights of first refusal on sales of the Company's Common Stock owned by them, and (d) the Investor will not transfer any shares of the Company's Common Stock for two years following the Closing, except under certain circumstances described therein.

          2.2 Registration Rights Agreement. The Company agrees to grant Investor registration rights as set forth in the Registration Rights Agreement attached as Exhibit C (the "Registration Rights Agreement").

      3. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that:

          3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          3.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Voting Agreement and the Registration Rights Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Purchased Stock and the Warrant Shares has been taken or will be taken prior to the Closing, and this Agreement, the Voting Agreement and the Registration Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

          3.3 Capitalization. The authorized capital of the Company consists of:

               (a) Common Stock. Twenty-five million (25,000,000) shares of Common Stock, 3,228,914 of which were issued and outstanding as of February 28, 1998.

               (b) Preferred Stock. Ten million (10,000,000) shares of undesignated Preferred Stock, none of which are issued or outstanding.

          3.4 Valid Issuance of Common Stock. The Purchased Stock, the Warrant and the Warrant Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Voting Agreement and the Registration Rights Agreement and under applicable state and federal securities laws.

          3.5 Reservation of Warrant Shares. The Warrant Shares have been duly authorized and reserved and, when issued upon exercise of the Warrant in accordance with its terms, will be validly issued, fully paid and nonassessable.

          3.6 Absence of Conflicting Agreements; Consents. The execution and delivery of this Agreement, the Voting Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict in any material respect with or result in a material breach of any terms or provisions of, or constitute a material default under (a) the Articles of Incorporation or Bylaws of the Company; (b) any note, bond, mortgage, indenture, license, lease, contract, commitment, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound; or (c) any statute, order, writ, injunction, decree, rule or regulation applicable to the Company or any of its properties. No consent, approval, authorization, declaration or other order of, or registration or filing with, any court or regulatory authority or any third person is required for the valid execution, delivery and performance of this Agreement, the Voting Agreement or the Registration Rights Agreement by the Company, or its consummation of the transactions contemplated hereby or thereby, except such consents, approvals, authorizations, declarations, registrations or filings that have already been obtained or made, or those disclosed by Investor pursuant to this Agreement.

          3.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except if required, qualifications or filings under the Securities Act and applicable Blue Sky laws, which qualifications and filings will be obtained or made and will be effective within the period required by law.

          3.8 SEC and Other Reports. The Company has heretofore furnished Investor with complete copies of all of registration statements, reports and proxy statements, including amendments thereto, filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 1997 and prior to the date of this Agreement (collectively the "SEC Documents"). None of the SEC documents, as of the date filed, contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements contained in them not misleading. The Company has also furnished Investor with a copy of its year-end earnings release for 1997, including its income statement and balance sheet, for the fiscal year ended January 3, 1998.

          3.9 Litigation. There is no action, proceeding or suit pending, or, to the Company's knowledge, threatened, that questions the validity of this Agreement, the Voting Agreement or the Registration Rights Agreement or that would prevent or materially hinder the consummation of the transactions contemplated hereby or thereby.

          3.10 No Finders. The Company has not employed any broker, finder, agent or investment banker, dealt with anyone purporting to act in that capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

          3.11 Use of Proceeds. The net proceeds to be received by the Company from the sale of the Purchased Stock and Warrant Shares pursuant to this Agreement shall be used by the Company for working capital and other general corporate purposes and not for dividends, stock buybacks (except for repurchases from employees at the original purchase price), or bonuses inconsistent with prior practices for a period of one year from the date of Closing.

     4. Representations and Warranties of Investor. Investor hereby represents and warrants that:

          4.1 Organization, Good Standing and Qualification. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to carry on its business as now conducted. Investor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          4.2 Authorization. Investor has full corporate power and authority to enter into this Agreement, the Voting Agreement and the Registration Rights Agreement, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

          4.3 Absence of Conflicting Agreements; Consents. The execution and delivery of this Agreement, the Voting Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict in any material respect with or result in a material breach of any terms or provisions of, or constitute a material default under (a) the Articles of Incorporation or Bylaws of Investor; (b) any note, bond, mortgage, indenture, license, lease, contract, commitment, agreement or other instrument or obligation to which Investor is a party or by which Investor or any of its properties may be bound; or (c) any statute, order, writ, injunction, decree, rule or regulation applicable to Investor or any of its properties. No consent, approval, authorization, declaration or other order of, or registration or filing with, any court or regulatory authority or any third person is required for the valid execution, delivery and performance of this Agreement and the Voting Agreement by Investor or its consummation of the transactions contemplated hereby or thereby, except such consents, approvals, authorizations, declarations, registrations or filings that have already been obtained or made, or those disclosed by the Company pursuant to this Agreement.

          4.4 Litigation. There is no action, proceeding or suit pending, or, to Investor's knowledge, threatened, that questions the validity of this Agreement, the Voting Agreement or the Registration Rights Agreement or that would prevent or materially hinder the consummation of the transactions contemplated hereby or thereby.

          4.5 Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon such Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Purchased Stock, the Warrant and Warrant Shares (collectively, the "Securities") will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

          4.6 Disclosure of Information. Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Stock and Warrant. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Stock and Warrant and the business, properties and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of Investor to rely thereon.

          4.7 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Stock and Warrant. Investor also represents it has not been organized for the purpose of acquiring the Purchased Stock and Warrant.

          4.8 Accredited Investor. Investor is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

          4.9 Restricted Securities. Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          4.10 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

                (a) "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING THESE SECURITIES OR (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THE COMPANY) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION."

                (b) A legend stating that the Securities are subject to the Voting Agreement.

          4.11 No Finders. Investor has not employed any broker, finder, agent or investment banker, dealt with anyone purporting to act in that capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

     5. Conditions of Investor's Obligations at Closing. The obligations of Investor under subsection 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against Investor if it does not consent thereto:

          5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          5.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          5.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          5.4 Board of Directors. At the Closing, Investor's nominee, James Keane, shall be duly elected. The other initial directors of the Company shall be John B. Conroy, Herb Shaw and William P. Cargile, and there shall be one vacancy on the Board of Directors to be filled in accordance with the Voting Agreement.

          5.5 Voting Agreement. The Company, the Investor and the Company's executive officers and directors named in Schedule 2 shall have entered into the Voting Agreement.

          5.6 Registration Rights Agreement. The Company and the Investor shall have entered into the Registration Rights Agreement.

          5.7 1997 Annual Report. The Company shall have provided Investor with a copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998, which as of the date filed will not contain any untrue statement of any material fact or omit or misstate a material fact necessary to make the statements contained in it not misleading, and there shall not have been a material adverse change in the Company's financial results from those reported in the earnings release provided to Investor and referenced in Section
3.8 of this Agreement.

      6. Conditions of the Company's Obligations at Closing. The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by Investor:

          6.1 Representations and Warranties. The representations and warranties of Investor contained in Section 4 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          6.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          6.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          6.4 Payment of Purchase Price. Investor shall have delivered to the Company at the Closing the purchase price for the Purchased Stock and Warrant.

          6.5 Voting Agreement. The Company, the Investor and the Company's executive officers and directors named in Schedule 2 shall have entered into the Voting Agreement.

          6.6 Registration Rights Agreement. The Company and the Investor shall have entered into the Registration Rights Agreement.

     7.  Miscellaneous.

          7.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

          7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon, exclusive of choice of law rules.

          7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          7.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), any future holder of all such securities, and the Company.

          7.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          7.9 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.



                           [Signature Page to Follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

                              MICROFIELD GRAPHICS, INC.



                              By:  /s/  John B. Conroy
                                 ----------------------------------------
                                    John B. Conroy
                                    President and Chief Executive Officer

                         Address:   7216 SW Durham Road
                                    Portland, OR 97224


INVESTOR:

                              STEELCASE INC.



                              By:  /s/  James P. Hackett
                                 ----------------------------------------
                                    James P. Hackett
                                    President and Chief Executive Officer

                         Address:   901 - 44th Street, S.E.
                                    Grand Rapids, MI 49508

                                   SCHEDULE 2

                        Executive Officers and Directors


John B. Conroy

Scott McVay

Randall R. Reed

Michael Stansell

Peter Zinsli

Donald Zurstadt

William P. Cargile